Exhibit 99.1

Contact:	LeAnne Zumwalt
DaVita Inc.
650 696-8910

DAVITA ANNOUNCES SENIOR MANAGEMENT TRANSITION

EL SEGUNDO, CA, November 1, 2007, DaVita Inc. (NYSE: DVA), today announced that Mark Harrison has stepped down as Chief Financial Officer effective November 30, 2007. This decision was reached by mutual agreement.

“I am choosing to spend more time with my family. I have greatly enjoyed my time with DaVita and I will continue to support the organization as an alumnus of the ‘DaVita Village’,” stated Mark Harrison.

Kent Thiry, Chief Executive Officer, commented, “I want to thank Mark for his many contributions. We understand and support his decision but will miss him. We wish him nothing but the best in his future endeavors.”

Jim Hilger, Vice President and Controller, will assume the role of acting Chief Financial Officer in addition to his current responsibilities. Additionally Guy Seay, Vice President of Finance, and LeAnne Zumwalt, Vice President of Investor Relations, will serve as partners with Jim in guiding and executing the financial strategy of the organization.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company provides services at kidney dialysis centers and home peritoneal dialysis programs domestically in 42 states, as well as Washington, D.C. As of September 30, 2007, DaVita operated or managed over 1,300 outpatient facilities serving approximately 100,000 patients.